ALBERT C. PU
7F, Dongxin Century Square, Xi'an City
Hi-Tech Development District
Shaanxi Province People Republic of China
apu@cbeh.net.cn

April 15, 2011

The Board of Directors
Sino Clean Energy, Inc.
Room 1502, Building D, Wangzuo International City Building
No. 3 Tangyuan Road, Gaoxin District
Xi'an, Shaanxi Province, People's Republic of China

Via: e-mail

Dear Mr. Ren and the members of the board directors,

Please accept this letter as my resignation as an independent director and the chairman of the audit committee of Sino Clean Energy, Inc.. Due to personal reasons, I can no longer provide adequate services to the board and the audit committee of the Company. I regret to inform you this decision. During my service to the board and the Company, there was no material disagreement with the Company on any matter relating to the Company's operations, policies or practices. I thank the board and the Company to provide me this great opportunity to serve on the board and wish the best to the Company's success and prosperity in the future.

Sincerely,

Albert C. Pu